Exhibit 3.1
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                           Certificate of Amendment of
                 Second Restated Certificate of Incorporation of
                       UNITED INTERNATIONAL HOLDINGS, INC.


         UNITED INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation"), hereby certifies that:

     1. The amendments set forth herein have been duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.

     2. Article FIRST of the Corporation's Second Restated Certificate of Incorporation is hereby amended to read in its entirety, as follows:

         The name of the corporation (the "Corporation") is: UNITEDGLOBALCOM, INC.

     3. The first paragraph of the Corporation's Second Restated Certificate of Incorporation, which immediately precedes Section A of Article FOURTH, is hereby amended to read in its entirety, as follows:

         (a) AUTHORIZED SHARES. The total number of shares of stock that the Corporation shall have authority to issue is 243,000,000 divided into the following classes:

                   (i) 210,000,000 shares of Class A Common Stock, par value $.01 per share;

                  (ii) 30,000,000 shares of Class B Common Stock, par value $.01 per share;

                 (iii) 3,000,000 shares of preferred stock, par value $.01 per share.

         The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an amendment to the Certificate of Incorporation approved by the affirmative vote of the holders of a majority of the Class A Common Stock and Class B Common Stock, voting together and without separate class votes.

      4. All other remaining provisions of the Second Restated Certificate of Incorporation not amended hereby shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 23rd day of July, 1999.

                                      United International Holdings, Inc.



                                      By:  /s/ Ellen P. Spangler
                                         ---------------------------------------
                                         Ellen P. Spangler
                                         Senior Vice President and Secretary